CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 6, 2004, which appears in the October 31, 2004 Annual Report to Shareholders of Strong Income Funds, relating to the financial statements and financial highlights of Strong Income Funds, Inc. (comprised of the Strong Advisor Municipal Bond Fund, Strong High-Yield Bond Fund, Strong Short-Term High Yield Bond Fund, Strong Corporate Income Fund and Strong Short-Term Income Fund series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.



PricewaterhouseCoopers LLP

/s/PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 25, 2005